Exhibit T3B.10
LIMITED LIABILITY COMPANY AGREEMENT
          This Limited Liability Company Agreement of AMBASSADORS INTERNATIONAL INVESTMENTS, LLC (the “Company”) is made and entered into effective as of the 5th day of April, 2007, by and between (i) Ambassadors Cruise Group, LLC , a Delaware limited liability company (the “Class A Member”), and (ii) Ambassadors International Cruise Group LLC, a Marshall Islands limited liability company (the “Class B Member” and, collectively with the Class A Member, the “Members”).
RECITALS
          WHEREAS, the Members have arranged for the formation of the Company under the laws of the Republic of the Marshall Islands on April 5, 2007 and now wish to organize the Company and set forth the terms and conditions upon which the Company and its business affairs shall be managed and operated.
          WHEREAS, the Class B Member is engaged, through its wholly-owned subsidiaries, in the ownership, chartering and operation of luxury yacht cruise vessels in international commerce (“Cruise Business”).
          WHEREAS, the Class B Member wishes to use the Company as the vehicle to which it can contribute from time to time, surplus funds derived from the Cruise Business (“Surplus Funds”) and have such Surplus Funds invested in interest bearing deposits and securities.
          WHEREAS, the Class B Member desires that the Class A Member manage the Company’s investment of the Surplus Funds.
          NOW, THEREFORE, it is agreed as follows:
1. DEFINITIONS
1.1 Definition of Certain Terms.
          The terms used in this Agreement, with their initial letters capitalized, shall, unless the context thereof otherwise requires, have the meanings specified in this Section 1 or in such other Section hereof in which they are defined. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

1

(a)	“Act” shall mean the Marshall Islands Limited Liability Company Act of 1996 as the same may be amended from time to time.

(b)	“Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

(c)	“Business” shall mean engaging in any lawful business, purpose or activity permitted by the Act, including principally acting as the vehicle used by the Class B Member to receive Surplus Funds and invest such Funds in interest bearing deposits and securities.

(d)	“Capital” shall mean the contributions of capital to the Company by the Class B Member pursuant to Section 3.1.

(e)	“Capital Contributions” shall mean such contributions by the Class B Member to the capital of the Company pursuant to Section 3.1 of this Agreement.

(f)	“Cruise Business” shall have the meaning set forth in the Recitals.

(g)	“Certificate” shall mean the Certificate of Formation annexed hereto as Exhibit 1.

(h)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

(i)	“Members” shall have the meaning set forth in the preamble and shall have the same meaning as the term “members” under the Act.

(j)	“Profits” shall mean the excess of the income over the expenses of the Company calculated on a cash basis of accounting.

(k)	“Proportionate Interest” of each Member in the Capital and Profits of the Company is set forth in Schedule 1.

(l)	“Regulations” shall mean the regulations promulgated by the United States Treasury Department pursuant to and in respect of the provisions of the Code.

(m)	“Surplus Funds” shall have the meaning set forth in the Recitals.

(n)	“Tax Matters Partner” shall have the meaning set forth in section 6.3(c).

2. ORGANIZATION
2.1 Formation.
          By its execution of this Agreement, the Members ratify, confirm and approve the action of Derick W. Betts, Jr. of Seward & Kissel LLP, New York City, in forming the Company on April 5, 2007 by filing the Certificate pursuant to the Act with the Registrar of Corporations of the Republic of the Marshall Islands on such date.
2.2 Name.
          The name of the Company shall be “Ambassadors International Investments, LLC” and all Business of the Company shall be conducted in that name or such other names that comply with applicable law as the Members may from time to time designate.
2.3 Purposes.
          The purposes for which the Company is formed are to carry out the Business and to engage in any lawful activity permitted by the Act in implementation of the Business.
2.4 Registered Office; Registered Agent.
          The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the Republic of the Marshall Islands shall be the initial registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.
2.5 Term.
          The Company shall commence on April 5, 2007, the date the Certificate was accepted for filing by the Registrar of Corporations of the Republic of the Marshall Islands, and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.
2.6 Fiscal Year.
          The Company’s fiscal year shall be the calendar year.

2.7 Liability to Third Parties.
          The Members shall not be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.
3. CAPITAL CONTRIBUTIONS; CONTRIBUTIONS OF SERVICES
3.1 Capital Contributions; Service Contributions.
(a)	The Class B Member hereby agrees to contribute to the capital of Company Surplus Funds that may from time to time exist as determined in the sole discretion of the Class B Member in consideration for which the Class A Member shall be entitled to the Proportionate Interests in the Capital and Profits of the Company as set forth in Schedule 1.

(b)	The Class A Member shall not be required to contribute any capital to the Company; instead, the Class A Member hereby agrees to contribute such services as may be required by the Company to advise and manage the investment of the Surplus Funds in consideration for which the Class A Member shall be entitled to the Proportionate Interest in the Capital and Profits of the Company as set forth in Schedule 1.
3.2 No Interest on Capital Contributions.
          The Class B Member shall not receive any interest on its Capital Contributions to the Company.
3.3 Capital Accounts.
          Capital accounts shall be maintained for each Member in accordance with the capital accounting rules of Section 1.704-1(b)(2)(iv) of the Regulations.
4. MANAGEMENT
4.1 Management By the Class A Member.
          The management of the Company shall be vested exclusively in the Class A Member (the “Managing Member”).

4.2 Authority of the Managing Members.
          The Managing Member, acting through its President and Chief Financial Officer, shall be empowered singly to make all decisions and take all actions for the Company, as in its sole discretion, it deems necessary or appropriate to carry out the Business including, without limitation, the following:
(a)	entering into, making and performing contracts, agreements and other undertakings binding the Company;

(b)	in the ordinary course of business, setting aside reserves, opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(c)	appointing employees and agents of the Company, defining their duties and establishing their compensation;

(d)	collecting sums due the Company;

(e)	selecting, removing, and changing the authority and responsibility of lawyers and other advisers and consultants, other than accountants and auditors;

(f)	adopting, by written consent or otherwise, resolutions in the name and on behalf of the Company, authorizing any decisions or actions pursuant to this Section 4.2; and

(g)	issuing of Powers of Attorney in favor of such persons as it may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 4.2.
5. DISTRIBUTIONS AND ALLOCATIONS
5.1 Distributions.
(a)	The Class B Member may, in its sole discretion, determine from time to time to what extent (if any) it wishes to receive distributions of Capital and/or Profits of the Company and upon request by the Class B Member, the Managing Member shall arrange for such distributions to be promptly made, subject to any limitations or restrictions as provided for in the Act.

(b)	Within 30 days of the end of each calendar quarter, the Managing Member shall be entitled to arrange for the distribution to itself of its Proportionate Interest in the Profits earned by the Company for such quarter provided, however, the Managing Member shall promptly remit to the Company within 30 days after the end of each calendar year the excess (if any) of the quarterly distributions received during such year over the Managing Member’s Proportionate Interest in the Profits of the Company for the full year.
5.2 Allocation of Income and Loss.
          Income and loss shall be allocated in accordance with each Member’s Proportionate Interest.
6. BOOKS AND RECORDS; BANK ACCOUNTS; TAX MATTERS; FISCAL YEAR
6.1 Books and Records.
          The books and records of the Company shall be kept by the Managing Member on the basis of a calendar year and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s Business. Such books and records shall be kept on the same method of accounting as that of the Class B Member.
6.2 Bank Accounts.
          All funds of the Company shall be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company. The funds of the Company shall not be commingled with the funds of any other Person.
6.3 Tax Matters.
(a)	The Members intend that the Company shall be classified and treated as a partnership for U.S. federal income tax purposes and the Managing Member shall arrange for the filing of IRS Form 8832 to effect such partnership tax status for the Company.

(b)	All tax elections required or permitted to be made by the Company under the Code or under foreign, state or local tax laws shall be made only upon approval of the Managing Member making the relevant tax election.

(c)	The Managing Member is specially authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under foreign, state or local law.

6.4 Taxable Year.
          The taxable year of the Company for United States federal income tax purposes shall coincide with the calendar year unless another taxable year is required by the Code or the Regulations.
7. MISCELLANEOUS
7.1 Complete Agreement.
          This Agreement and the Certificate constitute the complete and exclusive statement of the agreement regarding the formation of the Company and amend and restate all prior agreements regarding the formation of the Company.
7.2 Governing Law.
          This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands without giving regard to principles of conflicts of law.
7.3 Notices.
          All notices or other communication given or made under this Agreement shall be in writing. Notices or other communication shall be given personally or shall be sent by first class mail or by telefax (confirmed by first class mail) at such address as each Member and the Company may from time to time specify.
7.4 Amendments.
          This Agreement may be amended in whole or in part or terminated by the Class B Member without the consent or agreement of the Class A Member provided that any such amendment or termination shall not deprive the Class A Member of hte right to its Proportionate Interest in the Profits of the Company up to the effective date of such amendment or termination.

Exhibit 1
CERTIFICATE OF FORMATION
OF
AMBASSADORS INTERNATIONAL INVESTMENTS, LLC
UNDER SECTION 9 OF THE LIMITED LIABILITY COMPANY ACT OF 1996
OF THE REPUBLIC OF THE MARSHALL ISLANDS
     The undersigned, in order to form a limited liability company under and pursuant to the provisions of the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (the “Act”), does certify as follows:
1.	The name of the Limited Liability Company is AMBASSADORS INTERNATIONAL INVESTMENTS, LLC.

2.	The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 5th day of April, 2007.

/s/ Derick W. Betts
Derick W. Betts
Authorized Person

Schedule 1

Members’ Proportionate Interest
in Capital and Profits of Ambassadors International Investments, LLC

	Proportionate	Proportionate
Member	Interest in Capital	Interest in Profits

Ambassadors Cruise Group, LLC	0%	20%

Ambassadors International Cruise Group, LLC	100%	80%

Total	100%	100%